Exhibit 99.1
SNAP Interactive Announces Business Highlights For The Quarter Ended December 31, 2013

Fourth Quarter Revenues Grow 2% Sequentially

Company targets Q3 2014 to reach break-even cash flow

December 2013 New Subscription Transactions Up 32% Over December 2012, Highest In 15 Months

New York, January 6, 2014 — Snap Interactive, Inc. ("SNAP" or the "Company") (OTCQB: STVI), a leading social dating developer and owner of AYI.com, today announced business highlights for the quarter ended December 31, 2013.

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On a sequential basis, total revenues for the fourth quarter of 2013 increased 2% to $3.0 million from the third quarter of 2013, marking the first quarterly increase in revenues since the first quarter of 2012;

•	New subscription transactions in December 2013 were at their highest level since September 2012;

•	As of December 31, 2013, AYI.com had approximately 78,000 active subscribers, denoting the first fiscal quarterly increase in active subscribers since the first quarter of 2012;

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During the fourth quarter of 2013, new subscription transactions for AYI.com increased 3% on a sequential basis compared to the third quarter of 2013, even though advertising and marketing expense was reduced by approximately 11% over the same time period.

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Available sources of liquidity (including cash and cash equivalents of $0.97 million and restricted cash of $0.38 million) totaled approximately $1.35 million at December 31, 2013, a reduction of $0.5 million from September 30, 2013;

•	We have continued to reduce operating expenses and are targeting break-even cash flow for the third quarter of 2014; and

•	Since its launch, our “The Data of Dating” blog has generated posts that have been picked up in several top-tier publications, including USA Today, Glamour, Cosmo.com, Buzzfeed and the NY Post.

Management Commentary

We are focused on managing the AYI.com brand around two main categories:  growth and liquidity.

Growth

AYI.com showed growth in key areas during the fourth quarter of 2013, including:

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Revenues - On a sequential basis, total revenues for the fourth quarter of 2013 increased 2% to $3.0 million from the third quarter of 2013, marking the first quarterly increase in revenues since the first quarter of 2012;

•	Active subscribers - Active subscribers increased 0.5% during the fourth quarter of 2013, which was the first fiscal quarterly increase in active subscribers since the first quarter of 2012; and

•	New subscription transactions - New subscription transactions in December 2013 were at their highest level since September 2012;

SNAP’s Chief Executive Officer, Clifford Lerner, commented, “In the third quarter of 2013 we had three main objectives: reduce expenses, improve user conversion rates, and increase brand awareness in order to drive subscriber growth.  We believe we have continued to successfully execute on these objectives and are now seeing meaningful results. During the fourth quarter of 2013 we were able to grow revenues for the first time in nearly two years.  In addition, AYI.com and its “The Data of Dating” blog were mentioned in several top tier media publications which will increase brand-awareness and drive organic growth.“

Mr. Lerner continued, “We have tremendous momentum heading into 2014 as December was AYI.com’s best month in well over a year.  What is most exciting is that December had the most new subscription transactions in over 15 months, up 32% over December 2012. We believe we can sustain this growth, and coupled with our expense management efforts, we expect to reach break-even cash flow during the third quarter of 2014.“

Liquidity and Cash Flow

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Increased efficiency in marketing expense – We have continued to improve our return on advertising and marketing expense.  Improving the yield on marketing will allow us to grow revenue at better margins.  During the fourth quarter of 2013, new subscription transactions for AYI.com increased 3% on a sequential basis compared to the third quarter of 2013, even though advertising and marketing expense was reduced by approximately 11% over the same time period.

•	Expense management – We have fully achieved our prior cost savings targets, and we will continue to look for ways to manage expenses as we grow our business.

•	Additional sources of revenue – as previously announced, we have entered into a partnership which will allow us to monetize our user base and bring in advertising revenue.

•	Break-even cash flow – We are targeting break-even cash flow for the third quarter of 2014.

SNAP's Chief Financial Officer Jon Pedersen added "Our fourth quarter operating metrics show improvement across the board.  We were able to grow revenues and active subscribers on a sequential basis while decreasing advertising and marketing expense by approximately 11%.  We now feel that our margins and our return on advertising and marketing expense are at a level where we believe we can achieve sustainable and efficient growth. We have been working towards this point for some time and we anticipate that we will be able to profitably grow our active subscriber base during 2014 and beyond. With the improving business metrics and continued expense management, we believe we can manage our growth and we intend to grow the business while moving towards break-even cash flow in 2014."

About Snap Interactive, Inc.

Snap Interactive, Inc. develops, owns and operates a social dating application for social networking websites and mobile platforms.  SNAP's flagship brand, AYI.com is one of the largest social and mobile dating applications on the Internet and offers a completely integrated Facebook, iPhone, Android and Web dating application. AYI.com's mission is to improve the online dating experience of meeting new people by integrating a user's friends and interests to enable more meaningful connections. For more information on SNAP, please visit http://www.snap-interactive.com/, its online dating blog at http://www.ayi.com/dating-blog, on Facebook at facebook.com/SnapInteractiveInc and on Twitter at @SNAPInteractive.

The contents of our websites are not part of this press release, and you should not consider the contents of these websites in making an investment decision with respect to our common stock.

Facebook® is a registered trademark of Facebook, Inc. iPhone® is a registered trademark of Apple Inc. Android® is a registered trademark of Google Inc. AYI.com® is a registered trademark of Snap Interactive, Inc.

PR Contact:
Kayla Inserra
Kayla@specopscomm.com
919-601-2247

IR Contact:
IR@snap-interactive.com

Stephen Hart
Hayden IR
hart@haydenir.com
917-658-7878

Forward-Looking Statements

This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “goal,” “intend,” “plan,” “project,” “seek,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are subject to certain risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed by the forward-looking statements, including, but not limited to, the following: general economic, industry and market sector conditions; the Company’s future growth and the ability to obtain additional financing to implement the Company’s growth strategy; the ability to achieve break-even cash flow; the ability to grow revenue, decrease expenses and increase the number of active subscribers; the ability to anticipate and respond to changing user and industry trends and preferences; the intense competition in the social dating marketplace; and circumstances that could disrupt the functioning of the Company’s application and websites.  In evaluating these statements, you should carefully consider these risks and uncertainties and those described under the headings “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other Securities and Exchange Commission filings.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made, except to the extent required by applicable securities laws.